Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated December 13, 2016, in this Registration Statement (Form S-6 No. 333-213883) of Smart Trust 283, comprising Smart Trust, Adelante REIT Growth and Income Trust, Series 10.

/s/ Grant Thornton LLP

Chicago, Illinois

December 13, 2016